Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 27, 2025

between

Strattec Security Corporation

And

BMO Bank N.A.

TABLE OF CONTENTS

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this “Agreement”) is entered into as of October 27, 2025, between Strattec Security Corporation, a Wisconsin corporation (the “Company”) and BMO Bank N.A., a national banking association (the “Lender”).

WHEREAS, the Lender and the Company are party to that certain Credit Agreement dated as of August 1, 2011 (as amended, modified, restated or supplemented immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Company has requested and, subject to the terms and conditions set forth in this Agreement, the Lender has agreed, to amend and restate the Existing Credit Agreement pursuant to the terms hereof.

Now, therefore, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Accounting Terms; Definitions.

As used herein:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (ii) the acquisition of all of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (iii) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Company or the Subsidiary is the surviving entity.

“ADAC-Strattec LLC” means ADAC-Strattec LLC, a Delaware limited liability company of which the Company owns a 51% membership interest as of the date of this Agreement.

“ADAC-Strattec LLC Credit Agreement” means the Credit Agreement dated as of June 28, 2012, by and between ADAC-Strattec LLC, as the borrower, and the Lender, as the lender.

“ADAC-Strattec LLC Operating Agreement” means the First Amended and Restated Operating Agreement of ADAC-Strattec LLC entered into on July 1, 2017, to be effective July 1, 2016, as amended by the Second Amendment dated May 31, 2024, as the same may be further amended, modified, supplemented or restated from time to time.

“Adjusted Base Rate” means the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Loan” means any Loan which bears interest at or by reference to the Adjusted Base Rate.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning given to it in the preamble hereof.

“Applicable Margin” means (i) for SOFR Loans, 1.50% and (ii) for Adjusted Base Rate Loans, 0.0%.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.09(d).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Lender from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Lender’s best or lowest rate), (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 3.06 or 3.09, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date,

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lender on a single date. A Borrowing is “advanced” on the day the Lender advances funds comprising such Borrowing to the Company, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 3.02.

“Borrowing Date” means each date (which must be a Business Day) on which a Loan is made to the Company or on which any Loan bearing interest at one rate is converted into a Loan bearing interest at another interest rate or is continued.

“Borrowing Request” is defined in Section 3.02.

“Business Day” means any date other than a Saturday, Sunday or other day on which lenders in the State of Wisconsin are required or authorized to close.

“Capitalized Lease” means any lease which is capitalized on the books of the lessee, or should be so capitalized under GAAP.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding capital stock or other equity interests of the Company on a fully-diluted basis, other than acquisitions of such interests by the Company or any of its Subsidiaries, or (b) during any period of twelve (12) consecutive months, the failure of individuals who are members of the board of directors (or similar governing body) of the Company at the beginning of such period (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of this Agreement or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the Revolving Commitment.

“Company” is defined in the preamble to this Agreement.

“Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Net Earnings” means:

(1) all revenues and income derived from operation in the ordinary course of business (excluding extraordinary gains),

Minus:

(2) all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses),

all as determined in accordance with GAAP as applied on a consolidated basis to the Company and its Subsidiaries.

“Consolidated Net Worth” means, as of any date, the total shareholders’ equity appearing on the consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligator, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any surety bond, performance bond or letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or the property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation, (w) in the case of Guaranty Obligations, shall be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Derivative Contracts, shall be deemed equal to the aggregate Termination Value of such Derivative Contracts, and (y) in the case of Contingent Obligations in respect of surety bonds, performance bonds or letters of credit, shall be deemed equal to the maximum liability of the Company and its Subsidiaries thereunder.

“Controlled Group” means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part.

“Credit Parties” means the Company and the Guarantors.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Default” means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Derivative Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any state, territory or other political subdivision thereof.

“Eligible Assignee” is defined in Section 9.08(a)(1).

“Environmental Laws” means all federal, state and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Materials including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

“Event of Default” is defined in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Company is located, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender (including any assignee) with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which such Lender or assignee (i) acquires such interest in the Loan or (ii) changes its lending office, except in each case to the extent that, pursuant to Section 9.17, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before it became a party hereto or to such Person immediately before it changed its lending office, (d) Taxes attributable to Lender’s failure to comply with Section 9.17(e), and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given to it in the preamble hereof.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full in cash (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under Derivatives Contracts or Bank Products with the Lender or any of its Affiliates (other than any such obligations that are currently due and payable), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Floor” means the rate per annum of interest equal to 0.00%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Strattec Power Access LLC and any Domestic Subsidiary that is required to become a Guarantor pursuant to Section 6.06.

“Guaranty” means a Guarantee Agreement unconditionally guaranteeing the Obligations that is required to be executed and delivered by Strattec Power Access LLC on the Closing Date and any other guarantee required to be executed and delivered by a Guarantor pursuant to Section 6.06 in form and substance satisfactory to the Lender.

“Hazardous Materials” means any material, chemical, liquid, gas compound, substance, mixture or by-product that is regulated by any Governmental Authority and is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” or “hazardous waste.”

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses, in either case entered into in the ordinary course of business on ordinary terms); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations with respect to Capitalized Leases; (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or becomes directly liable.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Election Request” is defined in Section 3.05.

“Interest Payment Date” means (a) with respect to any SOFR Loan, the last day of each Interest Period and (b) with respect to any Adjusted Base Rate Loan, the last day of every calendar month.

“Interest Period” means, with respect to any Borrowing of SOFR Loans, the period commencing on the date such Borrowing of SOFR Loans is advanced, continued, or created by conversion and ending one, three or six months thereafter as selected by the Company in its notice as provided herein; provided that:

i. no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii. whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iii. for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

iv. no tenor that has been removed from this definition pursuant to Section 3.09 below shall be available for specification in such Borrowing Request or Interest Election Request.

“Investment” means (i) any purchase or acquisition (or commitment to make any purchase or acquisition) by the Company or any Restricted Subsidiary of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, and (ii) any advance, loan, extension of credit or capital contribution to or other investment in any Person, including any Affiliate of the Company, or any commitment to do any of the foregoing.

“Lender” is defined in the preamble to this Agreement.

“Letter of Credit” means any commercial or standby letter of credit issued for the account of the Company or any of its Subsidiaries.

“Letter of Credit Obligations” means at any time the sum of the Reimbursement Obligations at such time plus the amount available for drawing under all Letters of Credit outstanding at such time.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code of any comparable law (but not including any informational filing with respect to a lease that is not a Capitalized Lease)) and any contingent or other agreement to provide any of the foregoing.

“Loan” means any Revolving Loan made by the Lender pursuant to Section 2.01 and any conversion or continuation thereof.

“Loan Documents” means this Agreement, the Note, the Letters of Credit, the Guaranty, the Security Agreement and all other instruments, documents and agreements previously, now or hereafter executed and delivered by the Company or any Subsidiary in connection with this Agreement or the Existing Credit Agreement.

“Material Adverse Change” means any event, condition or development that would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, property or financial condition of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform its material obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party or the rights and remedies of the Lender thereunder.

“Multiemployer Plan” means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendments Act of 1980, as amended from time to time.

“Note” is defined in Section 2.01.

“Obligations” means any and all present and future debts, obligations and liabilities of the Company under or in connection with this Agreement, the Note, any Letter of Credit or any other Loan Document, all obligations to the Lender or any of its Affiliates in respect of Derivatives Contracts, and all present and future debts, obligations and liabilities of the Company to the Lender or any of its Affiliates with respect to any stored value card, commercial credit card or merchant card services, in each case whether now or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether the Company is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities.

“Other Connection Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (except Other Connection Taxes imposed with respect to an assignment).

“Permitted Acquisition” means any Acquisition in a transaction that satisfies each of the following requirements:

(1) such Acquisition has been approved by the Board of Directors or equivalent governing body of the target Person;

(2) except as otherwise agreed in writing by the Lender, (i) the business acquired in connection with such Acquisition is primarily operating in North America, and (ii) except for any Acquisition for which the total consideration paid by the Company or a Restricted Subsidiary (including cash and the fair market value of any non-cash consideration and including the amount of any Indebtedness of the target Person assumed in connection with such Acquisition) is less than $10,000,000, the business being acquired is not primarily engaged, directly or through its Subsidiaries, in any line of business other than the businesses in which the Company and its Subsidiaries are then engaged and any business activities that are substantially similar, related, or incidental thereto;

(3) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, (i) each of the representations and warranties in the Loan Documents is true and correct in all material respects (except any such representation or warranty which relates to a specified prior date, which shall remain true and correct as of such prior date), (ii) no Default or Event of Default exists, will exist, or would result therefrom, and (iii) the Company shall be able to borrow at least an additional $5,000,000 under the Revolving Commitment;

(4) if such Acquisition is a merger or consolidation, the Company or a wholly-owned Subsidiary shall be the surviving entity;

(5) as soon as available, but not less than 10 Business Days prior to such Acquisition, the Company shall have provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender relating to the Acquisition and the target Person, including pro forma financial statements.

“Permitted Derivative Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Derivative Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities used by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”; and (b) such Derivative Contracts do not contain any provision (“walk-away” provision)

exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Liens” means:

(1) liens outstanding on the date hereof and shown on Schedule 5.07 hereto;

(2) purchase money liens on property (other than inventory) acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof and liens in respect of capital leases; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired;

(3) Liens granted by ADAC-Strattec LLC to the Lender pursuant to the ADAC-Strattec LLC Credit Agreement;

(4) Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(5) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(6) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Company or a Subsidiary;

(7) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(8) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(9) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Person” includes an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or Governmental Authority.

“Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by the Company, any of its Subsidiaries, or any member of the Controlled Group, or any such plan to which the Company, any of its Subsidiaries, or any member of the Controlled Group is required to contribute on behalf of any of its employees. For the avoidance of doubt, the term “Plan” does not include the Company’s nonqualified supplemental executive retirement plan.

“Regulatory Change” means the enactment, issuance, adoption or implementation after the date of this Agreement of any federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, or any change or modification with respect thereto, which applies generally to banks similarly situated with the Lender or to financing transactions similar to the transaction contemplated by this Agreement and which affects the treatment of any extensions of credit of the Lender; provided, however, that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be Regulatory Changes hereunder regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be Regulatory Changes hereunder regardless of the date adopted, issued, promulgated or implemented.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.02 to reimburse the Lender for amounts paid by the Lender in respect of any one or more drawings under Letters of Credit, which amounts have not been converted to Revolving Loans pursuant to Section 2.02.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA.

“Restricted Subsidiary” means each of Strattec Power Access LLC, ADAC-Strattec LLC, and each other Subsidiary that becomes a Guarantor pursuant to Section 6.06.

“Revolving Commitment” means the obligation of the Lender to make Revolving Loans to the Company and issue Letters of Credit for the account of the Company or any of its Subsidiaries subject to the terms and conditions of this Agreement in an aggregate amount not exceeding $40,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan” is defined in Section 2.01.

“Revolving Note” is defined in Section 2.01.

“Strattec Power Access LLC” means Strattec Power Access LLC, a Delaware limited liability company of which the Company owns a 100% membership interest.

“Security Agreement” means that certain Second Amended and Restated Security Agreement dated as of the Closing Date, by the Company and Strattec Power Access LLC in favor of the Lender, and as the same may be further amended, restated or otherwise modified from time to time in accordance with its terms.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Subsidiary” means a Person of which the Company owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding stock (or other shares of or units of beneficial interest) having ordinary voting power for the election of directors or managers, irrespective of whether or not at such time stock (or other shares or units) of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner, and any other Affiliate of the Company that is included in the Company’s consolidated financial statements furnished to the Lender pursuant to Section 7.06 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the Interest Period, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the Interest Period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that in no event shall Term SOFR be less than 0.0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” is defined in Section 2.01.

“Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for Derivative Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include the Lender).

“Unfunded Liabilities” means, with regard to any Plan, the excess of the current value of the Plan’s benefits guaranteed under ERISA over the current value of the Plan’s assets allocable to such benefits.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Exhibit and Appendix references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d) The term “including” is not limiting and means “including without limitation.”

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(g) Unless otherwise expressly provided herein, (i) references to agreements, (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(h) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(i) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(j) This Agreement and the other Loan Documents are the result of negotiations between the Company and the Lender, have been reviewed by counsel to the Company and the Lender, and are the products of both parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

Section 1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c) In the event that any changes in GAAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then either the Company or the Lender may, by notice to the other party, require that the parties shall negotiate in good faith to amend such provisions of this Agreement so as to equitably reflect such changes, with the desired result being that the criteria for evaluating the Company’s financial condition will be the same after such changes as if such changes had not occurred. Until any such term or provision is amended in accordance with this Section 1.03(c), the financial covenants in this Agreement shall be computed and determined in accordance with GAAP as in effect prior to such change.

Section 1.04 Interest Rates.

The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

LOANS AND NOTES

Section 2.01 Revolving Loans.

From time to time prior to October 27, 2028 or the earlier termination in full of the Revolving Commitment pursuant to the terms and conditions set forth herein (in either case, the

“Termination Date”), and subject to all of the terms and conditions of this Agreement, the Company may obtain Loans (“Revolving Loans”) from the Lender up to the amount of the outstanding Revolving Commitment, repay such Loans and reborrow hereunder; provided that no Revolving Loan shall be made if after giving effect to such Revolving Loan the aggregate principal amount of all outstanding Revolving Loans plus the outstanding Letter of Credit Obligations would exceed the Revolving Commitment. Each advance of Revolving Loans shall be in a minimum amount of $250,000 (subject to Section 3.01 in the case of SOFR Loans). The Revolving Loans shall be evidenced by a single promissory note of the Company (the “Revolving Note” or “Note”), in the form of Exhibit 2.01 annexed hereto, payable to the order of the Lender. The Revolving Note shall be executed by the Company and delivered to the Lender on the Closing Date. Although the Revolving Note shall be expressed to be payable in the full amount of the Revolving Commitment, the Company shall be obligated to pay only the principal amount of Revolving Loans advanced to or for the account of the Company, together with interest on the unpaid balance of such Revolving Loans which remains outstanding from time to time, at the rates and on the dates specified herein or in the Revolving Note, together with the other amounts provided herein. The Company shall repay to the Lender on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

Section 2.02 Letters of Credit.

(a) Letters of Credit. Subject to all the terms and conditions of this Agreement, the Lender shall from time to time, when so requested by the Company, issue commercial and standby letters of credit (each sometimes referred to herein as a “Letter of Credit” and collectively as the “Letters of Credit”) in form and substance satisfactory to the Lender for the account of the Company; provided, however, that (i) the aggregate undrawn face amount of such Letters of Credit shall not at any time exceed $5,000,000, and (ii) the Lender shall have no obligation to issue any Letter of Credit if (A) the outstanding principal amount of the Revolving Loans plus Letter of Credit Obligations, without duplication, would thereby exceed the Revolving Commitment, or (B) a Default or Event of Default has occurred and is continuing. Each Letter of Credit shall have a stated term ending on the earlier of (i) one year from its date of issuance or (ii) five (5) Business Days prior to the Termination Date; provided that Letters of Credit may have annual renewal provisions so long as the final expiration date is not later than five (5) Business Days prior to the Termination Date. All Letters of Credit shall be issued pursuant to letter of credit applications and other documentation to be agreed upon by the Company and the Lender.

(b) Reimbursement; Revolving Loans. In the event of any drawing on a Letter of Credit, the Lender will promptly notify the Company and the Company will reimburse the Lender prior to 3:00 p.m. Milwaukee time on the date that any amount is paid by the Lender on such Letter of Credit (the “Honor Date”), in an amount equal to the amount so paid by the Lender (the “Reimbursement Amount”); provided that if the Lender notifies the Company after 11:00 a.m. Milwaukee time on the Honor Date, the Company shall be obligated to reimburse the Lender prior to 3:00 p.m.

Milwaukee time on the Business Day immediately following the Honor Date. In the event that the Company fails to reimburse the Lender for the full Reimbursement Amount by the applicable date and time as provided above, the Company shall be deemed to have requested that a Revolving Loan in an amount equal to such unreimbursed amount be made by the Lender to be disbursed on the Honor Date, subject to the amount of the unutilized portion of the Revolving Commitment. Any notice given by the Lender pursuant to this subsection (b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Letter of Credit Fees. The Company agrees to pay to the Lender the following fees with respect to Letters of Credit: (i) a letter of credit fee in respect of all outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter at a rate per annum equal to the Applicable Margin for SOFR Loans calculated on the daily average amount of Letter of Credit Obligations outstanding during such calendar quarter, and (ii) for each Letter of Credit, the standard and customary fees and other charges required by the Lender for the issuance, amendment, cancellation, negotiation or transfer of such Letter of Credit and each drawing made thereunder.

(d) Reimbursement. The Company hereby unconditionally promises to pay to the Lender, upon demand, without defense, setoff or counterclaim, the amount of each drawing under the Letters of Credit, and if such amount is not paid or converted into a Revolving Loan by the time set forth in subsection (b) above, interest on the foregoing from the date such amount is to be reimbursed as set forth in subsection (b) above at (i) the Adjusted Base Rate for a period of two Business Days from the date of drawing, and (ii) if such amount remains unpaid for more than two Business Days, a rate equal to 2% per annum in excess of the Adjusted Base Rate thereafter.

(e) Reliance on Documents. Delivery to the Lender of any documents complying on their face with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness and sufficiency thereof and of the good faith and proper performance of drawers and users of such Letter of Credit, their agents and assignees notwithstanding any dispute or disagreement between the Lender and the Company in respect of the same; and the Lender may rely thereon without liability or responsibility with respect thereto, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; provided that payment by the Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct on the part of the Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

(f) Non-Liability for Other Matters. The Lender shall not be liable to the Company for (i) honoring any requests for payment under any Letter of Credit which comply on their face with the terms of such Letter of Credit, (ii) any delay in giving or failing to give any notice in respect of any Letter of Credit, (iii) errors, delays, misdeliveries or losses in transmission of telegrams, cables, letters or other communications or documents or items forwarded in connection with any Letter of Credit or any draft, (iv) accepting and relying upon the name, signature or act of any party who is or purports to be acting in compliance with the terms of any Letter of Credit; or (v) any other action taken or omitted by the Lender in good faith in connection with any Letter of Credit or any draft; provided that, in each case, such action shall not have constituted gross negligence or willful misconduct on the part of the Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

Section 2.03 Optional and Mandatory Prepayments.

(a) Loans may be prepaid at the option of the Company as provided in Section 3.12.

(b) [Reserved].

(c) If at any time the sum of the outstanding principal amount of the Revolving Loans and the Letter of Credit Obligations shall exceed the Revolving Commitment, the Company shall immediately notify the Lender thereof and prepay the Revolving Loans to the extent necessary to eliminate such excess.

Section 2.04 Use of Proceeds.

The Company represents, warrants and agrees that:

(a) The proceeds of the Loans made hereunder will be used solely for the following purposes: (i) to refinance outstanding Indebtedness; (ii) for the Company’s ordinary working capital purposes; (iii) for capital expenditures; and (iv) for other lawful corporate purposes.

(b) No part of the proceeds of any Loan made hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock” (as such terms are defined in the Regulation U of the FRB), and the assets of the Company and its Subsidiaries do not include, and neither the Company nor any Subsidiary has any present intention of acquiring, any such security.

Section 2.05 Commitment Fee.

The Company shall pay to the Lender a commitment fee computed at a rate equal to 0.175% per annum on the difference existing from time to time between (a) the amount of the Revolving Commitment (as reduced pursuant to Section 2.06), and (b) the outstanding unpaid principal balance of the Revolving Loans plus the outstanding face amount of Letters of Credit.

Such commitment fees shall accrue for the period from the date of this Agreement to and including the Termination Date, and shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

Section 2.06 Voluntary Termination or Reduction of the Commitments.

The Company shall have the right, upon five Business Days’ prior written notice to the Lender, to reduce in part the Revolving Commitment, provided, however, that each partial reduction of the Revolving Commitment shall be in the amount of $1,000,000 or an integral multiple thereof, and provided, further, that no reduction shall reduce the Revolving Commitment to an amount less than the sum of (a) the aggregate principal amount of the Revolving Loans outstanding hereunder at the time and (b) the aggregate outstanding amount of the Letter of Credit Obligations at the time. The entire Revolving Commitment may be terminated in whole at any time by the Company upon five Business Days’ prior written notice to the Lender.

ARTICLE III

ADMINISTRATION OF CREDIT

Section 3.01 Interest on Loans.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the applicable Adjusted Base Rate or Term SOFR according to the terms of this Article III. The unpaid principal balance of the Revolving Notes may be comprised of Adjusted Base Rate Loans and/or SOFR Loans as elected by the Company from time to time in accordance with the procedures set forth below; provided, however, that each SOFR Loan must be in a minimum amount of $250,000 or a multiple of $100,000 in excess of that amount; provided, further, that no election of a SOFR Loan shall become effective if any Default or Event of Default has occurred and is continuing; and provided, further, that no more than ten different Interest Periods for SOFR Loans may be outstanding at any one time. Each notice of election of a SOFR Loan shall be irrevocable.

(b) Adjusted Base Rate Loans. Each Adjusted Base Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Company on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) SOFR Loans. Each SOFR Loan shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from an Adjusted Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Term SOFR for the applicable Interest Period, payable by the Company on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(d) Rate Determinations. The Lender shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Company of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.02 Borrowing Procedure.

The Company will request a Revolving Loan by written notice in the form of Exhibit 3.02 annexed hereto, or by telephonic notice (which notice shall be confirmed in writing if the Lender so requests), which notices will be irrevocable, to the Lender not later than 11:00 a.m., Milwaukee Wisconsin time, on the proposed Borrowing Date, or, in the case of a SOFR Loan, not less than three Business Days before the proposed Borrowing Date (each a “Borrowing Request”). In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice will control. Each such request will be effective upon receipt by the Lender and will specify (i) the amount of the requested Loan; (ii) the proposed Borrowing Date; (iii) whether such Loan will bear interest at the Adjusted Base Rate or at Term SOFR; and (iv) in the case of a SOFR Loan, the Interest Period therefor. Upon its receipt of such notice from the Company, subject to the terms and conditions of this Agreement the Lender will make a Revolving Loan to the Company in the requested amount.

Section 3.03 Conversion.

The Company may elect from time to time, subject to the terms and conditions of the Revolving Note and this Agreement, to convert all or a portion of an Adjusted Base Rate Loan into a SOFR Loan or to convert all or a portion of a SOFR Loan into an Adjusted Base Rate Loan; provided, however, that any conversion of a SOFR Loan will occur on the last day of the Interest Period applicable thereto.

Section 3.04 Automatic Conversion.

An Adjusted Base Rate Loan will continue as an Adjusted Base Rate Loan unless and until converted into a SOFR Loan. At the end of the applicable Interest Period for a SOFR Loan, such SOFR Loan will continue to be a SOFR Loan with the same Interest Period unless and until converted into an Adjusted Base Rate Loan pursuant to the terms of Section 3.05.

Section 3.05 Conversion and Continuation Procedure.

Except for an automatic renewal of a SOFR Loan as contemplated by Section 3.04, the Company will give the Lender written notice in the form of Exhibit 3.05 annexed hereto, or telephonic notice (confirmed in writing if the Lender so requests), which notices will be irrevocable, of each conversion of an Adjusted Base Rate Loan or SOFR Loan or continuation of a SOFR Loan not later than 11:00 a.m., Milwaukee, Wisconsin time, on a Business Day which is not less than three Business Days before the date of the requested conversion or continuation, specifying (i) the requested date (which must be a Business Day) of such conversion or continuation; (ii) the amount of the Loan to be converted or continued; (iii) whether such Loan currently bears interest at the Adjusted Base Rate or Term SOFR; and (iv) the duration of the Interest Period to be applicable thereto (each, an “Interest Election Request”).

Section 3.06 Inability to Determine Rates.

Subject to Section 3.09, if, on or prior to the first day of any Interest Period for any Borrowing of SOFR Loans:

(a) the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Lender determines that (i) for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan or (ii) that the making or funding of SOFR Loans has become impracticable, then the Lender shall forthwith give notice thereof to the Company, whereupon until the Lender notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to create, continue, or effect by conversion SOFR Loans shall be suspended (and any existing SOFR Loans shall be automatically converted into Adjusted Base Rate Loans upon the end of the applicable Interest Period therefor).

Section 3.07 Changes in Law Rendering Certain Loans Unlawful.

In the event that any Regulatory Change should make it (or, in the good faith judgment of the Lender, should raise substantial questions as to whether it is) unlawful for the Lender to make, maintain or fund a SOFR Loan, (i) the Lender will promptly notify the Company; (ii) the obligation of the Lender to make SOFR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding SOFR Loan made by the Lender will automatically convert into an Adjusted Base Rate Loan.

Section 3.08 Increased Costs.

If any Regulatory Change,

(a) shall subject the Lender to any Tax, duty or other charge with respect to any of its Loans hereunder, or shall change the basis of taxation of payments to the Lender of the principal or interest on its Loans hereunder, or any other amounts due under this Agreement in respect of such Loans, or its obligation to make Loans hereunder (except for Indemnified Taxes and Excluded Taxes);

(b) shall impose, modify or make applicable any reserve (including, without limitation, any reserve imposed by the FRB, but excluding any reserve included in the determination of Term SOFR), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(c) shall impose on the Lender any other condition affecting its Loans hereunder;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) the Lender of making or maintaining any Loans hereunder, or to reduce the amount of any sum received or receivable by the Lender under this Agreement and any document or instrument related hereto; then upon notice from the Lender (which notice shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the Loans), and provided that the Lender is giving similar notice to other similarly situated corporate borrowers of the Lender, the Company shall pay directly to the Lender, on demand, such additional amount or amounts as will compensate the Lender for such increased cost or such reduction. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Company shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred more than nine months prior to the date that the Lender notifies the Company of the Regulatory Change giving rise to such increased costs, and of the Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.09 Effect of Benchmark Transition Event.

Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement shall be deemed not to be a “Loan Document” for the purposes of this Section 3.09):

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notice; Standards for Decisions and Determinations. The Lender will promptly notify the Company of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.09. Any determination, decision or election that may be made by the Lender pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Adjusted Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3.10 Discretion of the Lender as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Loans to the Company hereunder in any manner it sees fit.

Section 3.11 Capital Adequacy.

If any Regulatory Change affects the treatment of any Loan hereunder of the Lender as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by the Lender or any corporation controlling the Lender and has the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of the obligations of the Lender hereunder to a level below that which the Lender or such corporation could have achieved but for such Regulatory Change (taking into account the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by the Lender to be material, then the Company shall pay to the Lender, on demand, such additional amount or amounts as will compensate the Lender or such corporation, as the case may be, for such reduction. The Lender shall provide to the Company a certificate demonstrating the Lender’s calculations of the amount requested. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Company shall not be required to compensate the Lender pursuant to this Section for any reductions suffered more than nine months prior to the date that the Lender notifies the Company of the Regulatory Change giving rise to such reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.12 Limitation on Prepayment.

An Adjusted Base Rate Loan may be prepaid at the option of the Company in whole or in part at any time without premium or penalty. A SOFR Loan may be prepaid in whole or in part at any time at the option of the Company; provided, however, that prepayment prior to the last day of the Interest Period applicable thereto will require the payment by the Company of the amount (if any) required by Section 3.13. All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment. The Company will provide written or telephonic notice (which notice shall be confirmed in writing if the Lender so requests), which notices shall be irrevocable, to the Lender not later than (i) 11:00 a.m., Milwaukee, Wisconsin time, on any proposed date of prepayment of any Adjusted Base Rate Loan, and (ii) 3:00 p.m.,

Milwaukee, Wisconsin time, on the date that is three (3) Business Days prior to the proposed date of prepayment of any SOFR Loan.

Section 3.13 Funding Losses.

The Company hereby agrees that upon demand by the Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount being claimed) the Company will indemnify the Lender against any loss or expense which the Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain SOFR Loans and any loss of anticipated return), as reasonably determined by the Lender, as a result of (i) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of an Interest Period for such Loan whether or not required by any other provisions of this Agreement, or (ii) any failure of the Company to draw down the proceeds of a SOFR Loan on a Borrowing Date or to convert an Adjusted Base Rate Loan to a SOFR Loan or to continue a SOFR Loan at the end of any Interest Period, in each case as specified by the Company in a notice of borrowing as provided in Section 3.02 or in a conversion or continuation notice as provided in Section 3.05.

Section 3.14 Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of the Lender pursuant to Sections 3.07, 3.08, 3.11 and 3.13 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error.

Section 3.15 Obligation of the Lender to Mitigate.

(a) The Lender agrees that, as promptly as practicable after the officer of the Lender responsible for administering the Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle the Lender to receive payments under Section 3.08, 3.11 or 3.13, it will, to the extent not inconsistent with the internal policies of the Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Commitment or the affected Loans through another lending office of the Lender, or (ii) take such other measures as the Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to the Lender pursuant to Section 3.08, 3.11 or 3.13, would be materially reduced and if, as determined by the Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of the Lender.

Section 3.16 Survival of Provisions.

The provisions of Sections 3.08, 3.11 and 3.13 shall survive the obligation of the Lender to extend credit under this Agreement and the repayment of the Loans and the Letter of Credit Obligations.

Section 3.17 Computations of Interest.

All computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable; provided, that interest accrued at the Adjusted Base Rate shall be computed on the basis of a 365-day (or 366-day, as applicable) year.

Section 3.18 Payments; Loan Account.

(a) Interest on all Loans will be due and payable (i) in the case of an Adjusted Base Rate Loan, monthly in arrears on the last Business Day of each calendar month, beginning on the first such day following the date on which the Company obtains such Adjusted Base Rate Loan; (ii) in the case of a SOFR Loan, on the last Business Day of the applicable Interest Period; and (iii) in the case of any Loan, at the respective maturity of such Loan, whether by acceleration or otherwise. All payments and prepayments of principal, interest and fees under this Agreement and the Note shall be made to the Lender prior to 3:00 p.m., Milwaukee, Wisconsin time, in immediately available funds.

(b) The Loans and Letters of Credit shall be evidenced by a loan account or record maintained by the Lender in the ordinary course of business. The loan account or record maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Company and Letters of Credit issued for the account of the Company, and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or the Letter of Credit Obligations.

Section 3.19 Interest Following Event of Default.

From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all Loans and all other amounts due and unpaid under this Agreement and the Notes will bear interest until paid computed at a rate equal to 2% per annum in excess of the rate or rates otherwise payable hereunder and shall be payable from time to time on demand.

Section 3.20 Deposits; Set Off.

If any Event of Default occurs hereunder and during the continuance thereof, the Lender may offset and apply any and all monies, balances, accounts and deposits (including certificates of deposit) of the Company at the Lender now or at any time hereafter toward the payment of any amounts then due and owing under the Note or this Agreement. Promptly upon its charging any account of the Company pursuant to this Section, the Lender shall give the Company notice thereof.

ARTICLE IV

CONDITIONS OF BORROWING

Without limiting any of the other terms of this Agreement, the Lender shall not be required to make any Loan or other extension of credit to or on behalf of the Company or issue any Letter of Credit hereunder:

Section 4.01 Representations; No Default; No Material Adverse Change.

Unless the representations and warranties contained in Section 2.04 and in Article V hereof continue to be true and correct in all material respects on the date of such Loan or extension of credit (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall have been true and correct as of such prior date); no Default or Event of Default hereunder shall have occurred and be continuing; and there has been no Material Adverse Change since June 29, 2025 or, if later, the date of the last audited annual financial statements provided to the Lender pursuant to Section 7.06.

Section 4.02 Closing Certificate.

Unless prior to the Closing Date the Lender shall have received a certification as of the date hereof and, if different, the date of the initial Loan, by an appropriate officer of the Company and in form and substance satisfactory to the Lender as to the matters set forth in Section 4.01 above.

Section 4.03 Loan Documents.

Unless prior to the Closing Date (a) the Lender shall have received the Revolving Note, duly executed and delivered by the Company, (b) the Security Agreement, duly executed and delivered by the Credit Parties party thereto, and (c) the Lender shall have received executed facsimile (or other electronic form) copies of each of the other Loan Documents (with originals delivered promptly thereafter), duly executed and delivered by the Company or other applicable party thereto.

Section 4.04 [Reserved.]

Section 4.05 Insurance Certificate.

Unless prior to the Closing Date the Lender shall have received evidence satisfactory to it that the Company maintains hazard and liability insurance coverage reasonably satisfactory to the Lender.

Section 4.06 Authority Documents.

Unless prior to the Closing Date the Lender shall have received a certificate of the corporate secretary or assistant secretary of the Company certifying each of the following in form and substance satisfactory to the Lender: (i) resolutions of the board of directors of the Company authorizing financing contemplated by this Agreement and the execution, delivery and performance of this Agreement and the other Loan Documents by the Company; (ii) the articles of incorporation and by-laws of the Company as in effect on the date of adoption of such resolutions and as in effect from and after such date through and including the date of this Agreement; and (iii) the genuineness of the signatures and incumbency of the officers of the Company signing this Agreement and the other Loan Documents.

Section 4.07 Government Certificates.

Unless prior to the Closing Date the Lender shall have received a certification of the articles of incorporation of the Company and a favorable certificate of the status of the Company, each issued by the Wisconsin Department of Financial Institutions as of a recent date.

Section 4.08 Counsel Opinion.

Unless prior to the Closing Date the Lender shall have received from Vorys, Sater, Seymour and Pease LLP and Reinhart Boerner Van Deuren s.c. satisfactory opinions as to such matters relating to the Company and the other Credit Parties, the validity and enforceability of this Agreement, the Loans to be made hereunder and the other documents required by this Article IV as the Lender shall reasonably require.

Section 4.09 Proceedings Satisfactory.

Unless all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be reasonably satisfactory in form and substance to the Lender and its counsel.

Section 4.10 Expenses.

Unless prior to or concurrently with the making of the initial Loan the Company shall have paid to the Lender the costs and expenses of the Lender payable pursuant to Section 9.01(a) below (including the fees and expenses of the Lender’s outside counsel) through the date hereof.

Section 4.11 Other Items.

Unless prior to the Closing Date the Lender shall have received, in form and substance satisfactory to the Lender, such other documents or items as the Lender may reasonably require.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to make the Loans and other financial accommodations as provided herein, the Company represents and warrants to the Lender as follows as of the date of this Agreement and each request by the Company for a Loan or other extension of credit hereunder shall constitute a representation and warranty by the Company that all such representations and warranties remain true in all material respects on and as of the date of such requested Loan or extension of credit (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall have been true and correct as of such date):

Section 5.01 Organization.

The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of organization, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties. The Company is duly licensed or qualified to do business in all jurisdictions in which such qualification is required and in which failure to so qualify would reasonably be expected to have a Material Adverse Effect. Set forth in Schedule 5.01 hereto is a complete and accurate list of all of its Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares or units of each class of capital stock or other equity interests authorized, the number outstanding, and the percentage of the outstanding shares or equity interests of each such class owned (directly or indirectly) by the Company. Each Subsidiary has only one class of shares or other equity interests authorized and outstanding, and none of such shares or other equity interests are subject to any outstanding options, warrants, rights of conversion or purchase, or similar rights. All of the outstanding stock or other equity interests of all of the Subsidiaries has been legally and validly issued, is fully paid and non-assessable, and is owned by the Company or one or more other Subsidiaries (or in the case of any Subsidiary formed under the laws of Mexico, other than a minority interest owned by an officer of the Company) free and clear of all pledges, liens, security interests and other charges or encumbrances other than Permitted Liens.

Section 5.02 Authority.

The execution, delivery and performance of the Loan Documents are within the corporate powers of the Company, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Company, (ii) violate any provision of the articles of incorporation or by-laws or other governing documents of the Company or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority other than the filing of any financing statement or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Company pursuant to, any indenture or other agreement or instrument under which the Company is a party or by which it or its properties may be bound or affected. This Agreement constitutes, and each of the Notes and Loan Documents when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Company or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

Section 5.03 Investment Company Act of 1940.

Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.04 Employee Retirement Income Security Act.

All Plans are in compliance in all material respects with the applicable provisions of ERISA. Neither the Company nor any Subsidiary has incurred any material “accumulated funding deficiency” within the meaning of section 302(a)(2) of ERISA in connection with any Plan. There has been no Reportable Event for any Plan, the occurrence of which would reasonably be expected to have a Material Adverse Effect, nor has the Company or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan. The Unfunded Liabilities of all Plans do not in the aggregate exceed $20,000,000. Neither the Company nor any Subsidiary is a member of any Multiemployer Plan.

Section 5.05 Financial Statements.

The consolidated balance sheet of the Company and its Subsidiaries as of June 29, 2025, and the consolidated statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended on that date, as audited by Deloitte & Touche LLP and heretofore furnished to the Lender (each prepared according to GAAP), fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof. Since the date of the most recent audited financial statements of the Company referred to above there has been no Material Adverse Change.

Section 5.06 [Reserved].

Section 5.07 Liens; Maintenance of Properties.

The Company and each Restricted Subsidiary has good and marketable title to all of its assets, real and personal, necessary for the operation of their respective businesses, free and clear of all Liens, except Permitted Liens. All owned and leased buildings and equipment of the Company and its Restricted Subsidiaries are in good condition, repair and working order in all material respects (ordinary wear and tear excepted) and, to the best of the Company’s knowledge and belief, conform in all material respects to all applicable laws, regulations and ordinances.

Section 5.08 [Reserved].

Section 5.09 Taxes.

Except as expressly disclosed in the financial statements referred to in Section 5.05 above, neither the Company nor any Subsidiary has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and to the Company’s knowledge no tax deficiencies have been proposed or assessed against the Company or any Subsidiary.

Section 5.10 Absence of Litigation.

Except as set forth on Schedule 5.10 hereto, neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by the Company is any litigation or administrative proceeding threatened against it or any Subsidiary, which in either case (i) relates to the execution, delivery or performance of this Agreement, the Notes, or any of the Loan Documents or (ii) would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Absence of Default.

Neither the Company nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which would reasonably be expected to result in a Material Adverse Effect.

Section 5.12 No Burdensome Agreements.

Neither the Company nor any Subsidiary is a party to any agreement, instrument or undertaking, or subject to any other restriction, (i) which would reasonably be expected to result in a Material Adverse Effect, or (ii) under or pursuant to which the Company or any Subsidiary is or will be required to place (or under which any other person may place) a lien upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

Section 5.13 Intellectual Property.

The Company and its Subsidiaries possess adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others, in each case, except to the extent that such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 5.14 [Reserved].

Section 5.15 [Reserved].

Section 5.16 Full Disclosure.

No information, exhibit or report furnished by the Company or any Subsidiary to the Lender in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

Section 5.17 Environmental Matters.

Except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect (including the matters disclosed in Schedule 5.17):

(a) The Company and its Subsidiaries, and each of their facilities, comply in all material respects with all applicable Environmental Laws;

(b) The Company and its Subsidiaries have obtained all governmental approvals required for their operations at each of their facilities under applicable Environmental Laws;

(c) There are no conditions existing at any of the Company’s facilities or at any Subsidiary’s facilities which could reasonably be expected to subject the Company or any of its Subsidiaries to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company or any of its Subsidiaries;

(d) To the best of the Company’s knowledge and belief, none of the facilities owned or occupied by the Company or any Subsidiary contains any underground storage tank, any material amounts of asbestos-containing building material, or any landfill, dump or hazardous waste management facility in violation of Environmental Laws; and

(e) Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and neither the Company nor any of its Subsidiaries has been notified in writing that such has been named or listed as a potentially responsible party by any Governmental Authority in a matter arising under any Environmental Laws.

Section 5.18 Solvency.

As of the date of this Agreement, and immediately prior to and after giving effect to the making of each Loan and the issuance of each Letter of Credit hereunder and the use of the proceeds thereof, (a) the Company’s assets will exceed its liabilities and (b) the Company will be solvent, will be able to pay its debts as they mature, will own property with fair salable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

ARTICLE VI

NEGATIVE COVENANTS

Until the Facility Termination Date, the Company covenants and agrees with the Lender that the Company shall not, nor shall it permit any Restricted Subsidiary to, do any of the following without the prior written consent of the Lender:

Section 6.01 Restriction of Indebtedness.

Create, incur, assume or have outstanding any Indebtedness except:

(a) the Note and other extensions of credit issued under this Agreement;

(b) Indebtedness secured by Liens described in clause (4) of the definition of “Permitted Liens”, provided such Indebtedness does not exceed an aggregate of $5,000,000 at any time outstanding;

(c) Indebtedness existing on the date of this Agreement and described on Schedule 6.01 not exceeding the amounts set forth on such Schedule;

(d) Indebtedness to the Lender or any of its Affiliates with respect to any stored value card, commercial credit card or merchant card services, provided such Indebtedness does not exceed an aggregate of $1,000,000 at any time outstanding;

(e) Indebtedness representing deferred compensation to employees or directors of the Company (or any direct or indirect parent of the Company) and its Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply arrangements or (iii) corporate credit cards, in each case, in the ordinary course of business;

(g) Indebtedness incurred by the Company or any of its Subsidiaries in respect of Letters of Credit issued by the Lender under this Agreement, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(h) Indebtedness under the ADAC-Strattec LLC Credit Agreement; and

(i) Permitted Derivative Obligations.

Section 6.02 Restriction on Liens.

Create or permit to be created or allow to exist any Lien on any property or asset now owned or hereafter acquired by the Company or any Restricted Subsidiary, except Permitted Liens.

Section 6.03 Sale and Leaseback.

Enter into any agreement providing for the leasing by the Company or a Restricted Subsidiary of property which has been or is to be sold or transferred by the Company or a Restricted Subsidiary to the lessor thereof, or which is substantially similar in purpose to property so sold or transferred, provided that , so long as after giving effect to any such agreement and related transactions no Default or Event of Default shall exist hereunder, the Company or a Restricted Subsidiary may enter into such agreements with respect to any real property owned by the Company or a Restricted Subsidiary as of the Closing Date.

Section 6.04 Dividends and Distributions.

Pay or declare any dividend, or make any distribution on account of any shares of its capital stock, membership interests or other equity interests, or redeem, purchase or otherwise acquire any shares of its capital stock, membership interests or other equity interests, except for:

(a) dividends payable in shares of stock of the Company;

(b) dividends paid by a Restricted Subsidiary to the Company and the other holders of equity interests in such Restricted Subsidiary in proportion to their respective equity interests;

(c) cash dividends paid by the Company to its shareholders so long as no Default or Event of Default has occurred and is continuing, or would be created as a result of the payment of such dividends; and

(d) repurchases of the Company’s capital stock pursuant to a Company authorized capital stock repurchase plan, so long as no Default or Event of Default has occurred and is continuing, or would be created as a result of any such repurchase.

Section 6.05 Acquisitions and Investments.

Make any Acquisition or Investment, except:

(a) Permitted Acquisitions;

(b) Investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) direct obligations of, repurchase obligations for underlying securities of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or any agency thereof); (iv) obligations of Federal National Mortgage Association or the Federal Home Loan Banks; (v) money market funds provided the portfolio of such money market funds are invested primarily in the types described in clauses (iii) or (iv); (vi) prime commercial paper or other unrated commercial paper of issuers acceptable to the Lender, in each case maturing within 270 days of the date of acquisition by the Company or a Restricted Subsidiary; and (vii) obligations of any state or political subdivision thereof (whether or not backed by full faith and credit of the governmental issuer) rated for investment purposes at not less than “A”, “MIG-2” or “P-2” by Moody’s Investors Service, Inc., or “A” by Standard & Poor’s Credit Market Services.

(c) Loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

(d) Investments in the Company by a Restricted Subsidiary and Investments in any Guarantor by the Company or a Restricted Subsidiary; provided that any such Investments by a Restricted Subsidiary shall be subordinated to the Obligations in a manner satisfactory to the Lender;

(e) Existing Investments by the Company in Subsidiaries, and other existing Investments outstanding on the date hereof, and shown on Schedule 6.05 hereto, provided that such Investments shall not be increased;

(f) Additional Investments by the Company in ADAC-Strattec LLC of up to $3,000,000 in each fiscal year; and

(g) Other Investments (including Investments described above in excess of the basket limitations applicable to such Investments) not exceeding $3,000,000 in the aggregate for each fiscal year.

Section 6.06 Liquidation; Merger; Disposition of Assets; Subsidiaries.

(a) Liquidate, dissolve or merge with or into or consolidate with or into any other Person except (i) liquidations or dissolutions of a Restricted Subsidiary, (ii) a merger of a Restricted Subsidiary or a wholly-owned Subsidiary into the Company or a Guarantor (in which case the Company or a Guarantor shall be the survivor) and (iii) mergers in connection with Permitted Acquisitions; (b) sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (for the avoidance of doubt, other than (i) sales of inventory and Investments made in the ordinary course of business, (ii) sales or dispositions of equipment that is no longer used or useful in the business, (iii) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (iv) dispositions of equipment or real property to the extent that (y) such property is exchanged for credit against the purchase price of similar replacement property or (z) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, (v) dispositions of property by a Subsidiary to the Company or to a Subsidiary, or (vi) sales or other dispositions of any stock or other equity interests of any Subsidiary, excluding Restricted Subsidiaries); or (c) create or acquire any Subsidiary (i) other than a Subsidiary that is created or acquired in connection with a Permitted Acquisition or (ii) as otherwise permitted under Section 6.05; provided that any such Subsidiary that is a Domestic Subsidiary has executed and delivered the Guaranty in form and substance satisfactory to the Lender, together with corporate authority documents as to such Domestic Subsidiary of the kind required by Section 4.06(a). Notwithstanding the foregoing, a Domestic Subsidiary that owns no material assets (whether held directly or through one or more entities disregarded for U.S. federal income tax purposes) other than equity interests of one or more Subsidiaries that is a “controlled foreign corporation” as defined in Section 957 of the Code, and engages in no material activities other than the ownership of such capital stock, shall not be required to execute and deliver a Guaranty under this Section 6.06.

Section 6.07 Accounts Receivable.

Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable (other than discounts for prompt payment in the ordinary course of business), whether now owned or hereafter acquired.

Section 6.08 Contingent Obligations.

Incur or permit to exist any Contingent Obligation, except (a) Contingent Obligations of the type described in clause (g) of the definition of “Indebtedness” in Section 1.01, provided the aggregate principal amount of the Indebtedness guaranteed thereby does not exceed $3,000,000 at any time; (b) Permitted Derivative Obligations; (c) pursuant to the deposit and collection of checks and similar items in the ordinary course of business; and (d) the Company’s guaranty of the Indebtedness under the ADAC-Strattec LLC Credit Agreement.

Section 6.09 Leases.

Incur or permit to be outstanding lease or rental obligations as lessee of real or personal property under leases which are not Capitalized Leases, exceeding in the aggregate (for the Company and all Restricted Subsidiaries) for any fiscal year of the Company $5,000,000.

Section 6.10 Affiliates.

Suffer or permit any transaction with any Affiliate, except (a) on terms not less favorable to the Company or Restricted Subsidiary than would be usual and customary in similar transactions with non-affiliated persons and (b) pursuant to the terms of the ADAC-Strattec LLC Operating Agreement.

Section 6.11 Partnerships; Joint Ventures.

Become a member of any partnership or joint venture, except (a) the joint ventures identified in Section 5.15, and (b) other partnerships and joint ventures to the extent permitted under Section 6.05.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Company covenants and agrees with the Lender that the Company shall:

Section 7.01 Financial Status.

At all times maintain Consolidated Net Worth in an amount at least equal to the cumulative sum of (a) $165,000,000 plus (b) for each fiscal year beginning with the fiscal year ending on June 28, 2026, 50% of the positive Consolidated Net Earnings of the Company for such fiscal year (without any deduction for net losses). Each annual adjustment of the Consolidated Net Worth requirement pursuant to clause (b) above shall take effect upon the earlier of the delivery to the Lender of the Company’s audited financial statements for the fiscal year just ended or 90 days following the close of such fiscal year.

Section 7.02 Insurance.

Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated.

Section 7.03 Corporate Existence; Obligations.

Do, and cause each Subsidiary to do, all things necessary to: (i) maintain its corporate existence (except for mergers, dissolutions and liquidations permitted by Section 6.06) and all rights and franchises necessary or desirable for the conduct of its business except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) comply with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by Governmental Authorities, including Environmental Laws, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its Indebtedness and other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Effect, with adequate reserves provided for such payments.

Section 7.04 Business Activities.

Continue to engage in business reasonably related or incidental to or representing a reasonable expansion thereof in the manner such business is conducted on the Closing Date and not engage, to any material extent, in any business other than as set forth above, except such business, if any, occurring as a result of a Permitted Acquisition.

Section 7.05 Properties.

Keep and cause each Subsidiary to keep its properties (whether owned or leased) necessary or useful to the conduct of its business in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof, in each case, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.06 Accounting Records; Reports.

Maintain and cause each Subsidiary to maintain a standard and modern system for accounting in accordance with GAAP consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05; and furnish to the Lender:

(a) Within 45 days after the end of each fiscal quarter of the Company (i) consolidated balance sheet of the Company and all of its consolidated Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year (prepared in accordance with GAAP); and (ii) consolidated statements of income and cash flow of the Company and all of its consolidated Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year (prepared in accordance with GAAP); all in reasonable detail and certified as fairly presenting in all material respects the financial condition of the Company and its consolidated Subsidiaries and the results of its and their operations, subject only to normal year-end audit adjustments and the absence of notes; and

(b) As soon as available, and in any event within 90 days after the last day of each fiscal year of the Company, a copy of the audit report for such year and accompanying consolidated financial statements of the Company and its consolidated Subsidiaries (prepared in accordance with GAAP), as prepared by independent public accountants of recognized standing selected by the Company and reasonably satisfactory to the Lender, which audit report shall be accompanied by an opinion of such accountants, in form reasonably satisfactory to the Lender, to the effect that the same fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries and the results of its and their operations as of the relevant dates thereof; together with copies of any management letters issued by such accountants in connection with such audit; and

(c) As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Company in their capacity as shareholders or filed with the SEC or other governmental agency having regulatory authority over the Company or with any national securities exchange; and

(d) Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of Indebtedness of the Company pursuant to the terms of any indenture, credit or loan agreement or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 7.06; and

(e) Promptly, and in any event within 10 Business Days after the Company has knowledge thereof, a statement of the chief financial officer of the Company describing: (i) any Default or Event of Default, or any other event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default under any other material agreement to which the Company or any Subsidiary is a party, in each case together with a statement of the actions which the Company proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 5.10; (iii) any other condition or event which would make any of the warranties contained in this Agreement incomplete or inaccurate in any material respect; and (iv) any Material Adverse Change; and

(f) (i) Promptly, and in any event within 30 days after the Company knows that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Company, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by the Company and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) the Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Company;

(g) No later than 30 days after the end of each fiscal year, a copy of the Company’s operating budget for the current fiscal year; and

(h) promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), or financial condition of the Company or any Subsidiary as the Lender may from time to time reasonably request.

The financial statements referred to in Section 7.06 (a) (for each fiscal quarter ending March, September and December) and (b) above shall be accompanied by a certificate by the chief financial officer of the Company showing computations demonstrating compliance or non‑compliance with Section 7.01 and stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a Default or Event of Default (or if there was such a condition or event, specifying the same).

Section 7.07 Inspection of Records.

Permit representatives of the Lender upon reasonable advance notice to visit and inspect any of the properties and examine any of the books and records of the Company and its Restricted Subsidiaries at any reasonable time and as often as may be reasonably desired provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than one time during any calendar year.

ARTICLE VIII

DEFAULTS

Section 8.01 Defaults.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Company shall fail to pay (i) any interest due on the Note, or any other amount payable hereunder (other than a principal payment on the Note) by five (5) days after the same becomes due; or (ii) any principal amount due on the Note when due;

(b) (i) The Company shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article VI or Section 7.01 or Section 7.06 of this Agreement;

(c) The Company or any Credit Party shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Loan Document continuing for a period of thirty days after the earlier of the date upon which (i) the Chairman, President or Chief Financial Officer of the Company or similar officer of such other Credit Party obtains knowledge of such default or (ii) written notice thereof is received by the Company from the Lender;

(d) Any representation or warranty made by the Company herein or any certificate delivered pursuant hereto, or any financial statement delivered to the Lender hereunder, shall prove to have been false in any material respect as of the time when made or given;

(e) The Company or any Restricted Subsidiary shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any Indebtedness of or assumed by it, or of the rentals due under any lease or sublease (the aggregate amount of which Indebtedness and rentals exceeds $3,000,000), and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease or sublease, agreement or other instrument governing such Indebtedness or lease obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness or the termination of such lease or sublease;

(f) A final judgment which, together with all other outstanding final judgments against the Company and its Restricted Subsidiaries, or any of them, exceeds an aggregate of $3,000,000 shall be entered against the Company or any Restricted Subsidiary and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof;

(g) The Company, any Restricted Subsidiary or any Credit Party shall: (i) [reserved]; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors which remains undismissed for a period of sixty (60) days; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or (viii) [reserved]; or (ix) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors;

(h) This Agreement, any Note or any Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated (other than to the extent a result of the action or inaction of the Lender), or the validity or enforceability thereof or hereof shall be contested in writing by the Company, any Credit Party or any shareholder of the Company or any Credit Party, or the Company or any Credit Party shall deny in writing that it has any or further liability or obligation thereunder or hereunder, as the case may be;

(i) Any Reportable Event, which the Lender determines in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this subsection (i) the Lender determines in good faith that the aggregate amount of the liability of the Company and its Subsidiaries to the Pension Benefit Guaranty Corporation under ERISA shall exceed $3,000,000 and such liability is not covered, for the benefit of the Company, by insurance; or the Company or any Subsidiary shall become a member of a Multiemployer Plan; or

(j) Any Change of Control shall occur.

Section 8.02 Termination of Commitments and Acceleration of Obligations.

Upon the occurrence and during the continuance of any Event of Default:

(a) As to any Event of Default (other than an Event of Default under Section 8.01(g)) and at any time thereafter, and in each case, the Lender may, by written notice to the Company, (i) immediately terminate the obligation of the Lender to make Loans or other extensions of credit or issue Letters of Credit hereunder, (ii) require the Company to provide cash collateral for the Letter of Credit Obligations pursuant to section 8.02(c), and (iii) declare the unpaid principal balance of the Note, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on the Note shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Note contained;

(b) As to any Event of Default under Section 8.01(g), the obligation of the Lender to make Loans or other extensions of credit or to issue Letters of Credit hereunder shall immediately terminate, the Company shall be required to provide cash collateral for all Letter of Credit Obligations pursuant to section 8.02(c), and the unpaid principal balance of the Note, together with all interest accrued thereon, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Note contained;

(c) When required pursuant to Section 8.02(a) or (b), the Company shall immediately pay to the Lender cash in the amount of 103% of all Letter of Credit Obligations to be held by the Lender (without liability for interest thereon) as collateral for all such obligations and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit and the payment of all Letter of Credit Obligations, such cash collateral shall be applied by the

Lender to any remaining Obligations, and any excess shall be delivered to the Company or as otherwise ordered by a court of competent jurisdiction; and

(d) As to each Event of Default, the Lender shall have all the remedies for default provided by the Loan Documents, as well as applicable law.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses; Indemnity.

(a) The Company shall pay or reimburse the Lender for (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of the Lender’s external counsel, but expressly excluding the fees and expenses of in-house counsel) paid or incurred by the Lender in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing; and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, but expressly excluding the fees and expenses of in-house counsel) paid or incurred by the Lender before and after judgment in enforcing, protecting or preserving its rights under this Agreement, the Note, the Loan Documents and any other document required hereunder or thereunder, including without limitation the enforcement of rights against, or realization on, any collateral or security therefor or in defending against any claim made against the Lender by the Company, any Subsidiary or any third party as a result of or in any way relating to any matter referred to in subsection (i) or (ii) of this Section 9.01(a).

(b) The Company agrees to indemnify the Lender and each of its officers, directors, employees and agents (each an “Indemnified Party”) against any and all losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel), incurred by such Indemnified Party arising out of, in any way connected with, or as a result of (i) any Acquisition or attempted Acquisition of stock or assets of another person or entity by the Company or any Subsidiary, (ii) the use of any of the proceeds of any Loans made hereunder by the Company or any Subsidiary for the making or furtherance of any such Acquisition or attempted Acquisition, (iii) any breach or alleged breach by the Company or any Subsidiary of or any liability or alleged liability of the Company or any Subsidiary under any Environmental Law, or any liability or alleged liability incurred by the Lender under any Environmental Law in connection with this Agreement, any Loan Document or the transactions contemplated hereunder or thereunder, (iv) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, (v)

any claim, litigation, investigation or proceedings related to any of the foregoing, whether or not the Lender or other Indemnified Party is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses that are determined in a final judgment by a court of competent jurisdiction to have been caused primarily by the gross negligence or willful misconduct of any Indemnified Party. This Section 9.01(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the repayment of any Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any of the Note or any Loan Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of the Lender, the Company or any Subsidiary, or the content or accuracy of any representation or warranty made under this Agreement, any Loan Document or any other document required hereunder or thereunder.

Section 9.02 Securities Act of 1933.

The Lender represents that it is acquiring the Notes payable to it without any present intention of making a sale or other distribution of such Notes, provided the Lender reserves the right to sell participations in its Notes to the extent permitted by Section 9.08.

Section 9.03 Successors.

The provisions of this Agreement shall inure to the benefit of the Lender and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. No delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Lender would otherwise have.

Section 9.04 Survival.

All agreements, representations and warranties made herein (as the same may be amended, revised or updated from time to time in accordance with the terms of this Agreement) shall survive the execution of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

Section 9.05 Governing Law.

This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

Section 9.06 Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.07 Notices.

All communications or notices required under this Agreement shall be in writing and shall be deemed to have been given (i) on the date when sent by facsimile transmission to the facsimile number set forth below, or (ii) on the date when delivered, sent by nationally recognized overnight delivery service, or deposited in the United States mail, postage prepaid, in each case to the following address (unless and until any of such parties advises the other in writing of a change in such address):

If to the Company:

Strattec Security Corporation
3333 West Good Hope Road
Milwaukee, Wisconsin 53209
Attention: Matthew Pauli,
Senior Vice President and Chief Financial Officer

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street

Columbus, OH 43215

Attention: Nici Workman

Telephone: 614-464-8368

Email: nnworkman@vorys.com

If to the Lender:

BMO Bank N.A.
790 North Water Street
Milwaukee, Wisconsin 53202
Attention: Corporate Banking
Fax: (414) 765-7670

Section 9.08 Assignment; Participations.

(a) Assignments. The Lender may assign to one or more Eligible Assignees all of its rights and obligations under this Agreement (including, without limitation, all of its Loans, its Note and its Revolving Commitment); provided, however, that:

(1) each such assignment shall be to one of the following (each, an “Eligible Assignee”): (a) an Affiliate of the Lender; and (b) any other Person approved by the Company (such approval not to be unreasonably withheld or delayed); provided that (i) the Company’s consent is not required during the existence and continuation of an Event of Default involving the payment of money or the breach of Section 7.01 or any covenant in Article 6 hereof and (ii) neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

(2) each such assignment by the Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

(3) the Company may continue to deal solely and directly with the Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Company by the Lender and the Eligible Assignee and the Company shall have consented to such assignment (except to the extent such consent is not required as set forth in subsection (1) above.

Upon execution, delivery, and acceptance of such assignment, the assignee thereunder shall be a party hereto and have the obligations, rights, and benefits of the Lender hereunder and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.08(a), the Lender and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignee.

(b) Participations. The Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, its Note and its Loans); provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III, inclusive, and the right of set-off contained in Section 3.20, and (iv) the Company shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and the Lender shall retain the sole right to enforce the obligations of the Company relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitments). Each participant hereunder shall be entitled to the benefits of Sections 9.17 (with respect to Indemnified Taxes), subject to the requirements and limitations therein, it being understood that the documentation required under Section 9.17(e) shall be delivered to the participating Lender, to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment thereunder than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after such Person acquired the applicable participation.

(c) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Agreement, the Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Lender. No such assignment shall release the Lender from its obligations hereunder.

(d) Information. The Lender may furnish any information concerning the Company in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants), provided that such assignee or participant (or prospective assignee or participant) agrees to be bound by the confidentiality restrictions of Section 9.09).

Section 9.09 Confidentiality.

The Lender agrees not to disclose without the Company’s consent (other than to its employees, auditors, counsel or other professional advisors or to its Affiliates, who shall also be bound by this Section 9.09) any information concerning the Company or any of its Subsidiaries furnished pursuant to this Agreement and designated by the Company in writing as being confidential in nature; provided, that the Lender may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over the Lender, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Lender, and (e) to any prospective or actual transferee in connection with any contemplated or actual transfer of any of the Notes or any interest therein by the Lender; provided, that such actual or prospective transferee agrees to be bound by the provisions of this Section 9.09.

Section 9.10 Amendments, Etc.

No waiver, amendment, settlement or compromise of any of the rights of the parties to this Agreement, the Note or any of the Loan Documents shall be effective for any purpose unless it is in a written instrument executed and delivered by all of such parties.

Section 9.11 USA PATRIOT Act Notice.

The Lender hereby notifies the Company that, pursuant to the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 (Public Law 107–56, signed into law October 26, 2001) and regulations promulgated thereunder (collectively, the “Patriot Act”), the Lender is required to obtain, verify and record information that identifies the Credit Parties, including without limitation the name, address and identification number of each Credit Party.

Section 9.12 Entire Agreement; No Agency.

This Agreement and the other documents referred to herein contain the entire agreement between the Lender and the Company with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Lender unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause the Lender or the Company to be treated as an agent of the other, or shall be deemed to constitute the Lender and the Company a partnership, association, joint venture or other entity.

Section 9.13 No Third Party Benefit.

This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

Section 9.14 Consent to Jurisdiction.

The Company hereby consents to the jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, any Note, any of the Loan Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Company waives, to the extent permitted by applicable law, personal service of any and all process upon it, and consents to all such service of process made by mail or by messenger directed to it at the address specified below. Nothing herein shall affect the right of the Lender to serve process in any manner permitted by law, or limit the right of the Lender to bring proceedings against the Company or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

Section 9.15 Waiver of Jury Trial.

The Company and the Lender hereby jointly and severally waive any and all right to trial by jury in any action or proceeding relating to this Agreement, any Note, any of the Loan Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Company and the Lender each represent that this waiver is knowingly, willingly and voluntarily given.

Section 9.16 Limitation of Liability.

The Company and the Lender hereby waive any right any of them may now or hereafter have to claim or recover from any other party hereto any consequential, exemplary or punitive damages.

Section 9.17 Tax Indemnification.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of paragraph (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Company. The Company shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of the Lenders. The Lender (and, for the avoidance of doubt, any assignee of the Lender under this Agreement) shall, to the extent that it is legally entitled to do so, deliver to the Company prior to becoming a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed copies of (a) Internal Revenue Service Form W-9 or (b) the appropriate Form W-8, together with all appropriate attachments and certifications, as applicable, in each case certifying that the Lender (or such assignee) is entitled to an exemption from or reduction of U.S. federal withholding Tax and U.S. backup withholding Tax with respect to payments made under any Loan Document. In addition, the Lender (and, for the avoidance of doubt, any assignee of the Lender) shall deliver any other documentation reasonably requested by the Company in connection with assessing or complying with its Tax reporting or withholding responsibilities (including for this purpose any documentation required in connection with FATCA) in connection with the transactions contemplated hereby; provided, however, that the execution and submission of such documentation (other than the documentation required under the immediately preceding sentence or required in connection with FATCA) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(g) Participant Register. In the event that the Lender (including any assignee) sells participations to one or more Persons under Section 9.08(b), such Lender or assignee shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents; provided that neither Lender nor any assignee shall have any obligation to disclose all or any portion of the such register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations.

Section 9.18 Amendment and Restatement; No Novation.

This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lender under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Company outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Strattec Security Corporation

(CORPORATE SEAL) By:

Name: _________________________

Title: _________________________

Credit Agreement Signature Page 1 of 2

BMO Bank N.A.

By:

Name: Mark Czarnecki

Title: Senior Vice President

Credit Agreement Signature Page 2 of 2

EXHIBIT 2.01

THIRD AMENDED AND RESTATED PROMISSORY NOTE

$40,000,000 October [•], 2025

FOR VALUE RECEIVED, Strattec Security Corporation, a Wisconsin corporation (the “Company”), promises to pay to the order of BMO BANK N.A. (the “Lender”), without setoff or counterclaim, the principal sum of Forty Million Dollars ($40,000,000), or such lesser amount as the Lender has advanced to the Company pursuant to Section 2.01 of the Credit Agreement referred to below, at the Main Office of the Lender in Milwaukee, Wisconsin, on the Termination Date set forth in the Credit Agreement referred to below. This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

This Note constitutes the Revolving Note issued under Amended and Restated Credit Agreement dated as of October 27, 2025 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”), between the Company and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Third Amended and Restated Promissory Note amends and restates, and is given in replacement for, and not in payment of, that certain Second Amended and Restated Promissory Note dated as of September 28, 2018 (the “Original Note”), given by the Company in favor of such Lender and is in no way intended, and shall not be deemed or construed, to constitute a novation of the Original Note. This Note supersedes the Original Note in all respects and, upon the execution and delivery by the Company of this Note, the Original Note shall have no further force and effect.

This Note is entitled to the benefit of all of the Loan Documents referred to in the Credit Agreement.

Strattec Security Corporation

By:

Name:

Title:

EXHIBIT 3.02

LOAN REQUEST

_______________, ____

BMO Bank N.A.

1000 North Water Street

Milwaukee, Wisconsin 53202

Re: Amended and Restated Credit Agreement dated as of October 27, 2025 (the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned hereby applies to you, for Revolving Loans under the above Credit Agreement to be made on ____________, ____ in the principal amount of $____________.

The undersigned hereby certifies as follows:

(a) All of the representations and warranties set forth in Article V of the Credit Agreement continue to be true on the date hereof.

(b) At the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

(c) There has been no Material Adverse Change since the date of the most recent audited financial statements of the undersigned delivered to you pursuant to the Credit Agreement.

The requested Revolving Loans will bear interest at the:

[check appropriate box]

[_____] Adjusted Base Rate

[_____]Term SOFR

If the Revolving Loans will bear interest at Term SOFR, the Interest Period shall be [_______] months (one, three or six months).

Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Very truly yours,

Strattec Security Corporation

By:

Name:

Title:

EXHIBIT 3.05

CONVERSION/CONTINUATION REQUEST

_______________, ____

BMO Bank N.A.

1000 North Water Street

Milwaukee, Wisconsin 53202

Re: Amended and Restated Credit Agreement dated as of October 27, 2025 (the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned elects to convert/continue the following portion of the outstanding Revolving Loans under the Credit Agreement:

(a) The type of Revolving Loans to be converted/continued is currently:

[check appropriate box]

[_____] Adjusted Base Rate Loans

[_____] SOFR Loans

(b) The amount of Revolving Loans to be converted/continued:

$_________________________

(c) The type of Revolving Loans into which the current Revolving Loans shall be converted:

[check appropriate box]

[_____]Adjusted Base Rate Loans

[_____] SOFR Loans

(d) Date of Conversion/Continuation: ________________

(e) Duration of Interest Period: [_______] months (one, three or six months).

(f) The amount of the SOFR Loans into which the current Revolving Loans are to be converted/continued:

$_____________________ (applicable only to SOFR Loans)

(g) Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Very truly yours,

Strattec Security Corporation

By:

Name:

Title:

SCHEDULES

The following schedules are omitted from the copy of this agreement as filed with the Securities and Exchange Commission, but will be furnished supplementally by Strattec Security Corporation to the Commission upon request.

Schedule 5.01 — Subsidiaries

Schedule 5.07 — Existing Liens

Schedule 5.08 — Contingent Liabilities

Schedule 5.10 — Litigation

Schedule 5.17 — Environmental Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.05 — Existing Investments